Exhibit 99(p)
Exhibit A
-
SUBSCRIPTION AGREEMENT
FOR CLASS I COMMON SHARES OF BENEFICIAL INTEREST OF
T. Rowe Price OHA Private Credit Fund
The undersigned hereby subscribes for and agrees to purchase 2,000,000 Class I common shares of beneficial interest, $25.00 par value per share (the "Class I Common Shares"), of T. Rowe Price OHA Private Credit Fund, a Delaware statutory trust (the "Trust"), at a price of $25.00 per Class I Common Share, and request to assign ownership and purchases in such names and with such specifications as are set forth on Schedule A attached hereto, and hereby agrees to contribute cash to the Trust on the date hereof as consideration for the Class I Common Shares in the amount of $50,000,000 with a trade date of 11/14/2022 (the "Consideration").
The undersigned further agrees to execute and deliver any and all documents or certificates necessary to transfer the Consideration to the Trust in full payment for the Common Shares subscribed for hereunder.
Date: November 10, 2022

/s/ Jessica M. Hiebler
Jessica M. Hiebler

Vice President & Controller

Schedule A
SS&C Account Information -

Registration - Full Name:	OHA Partner Global Co-Investment II, LLC
Account Type & Description:	Limited Liability Company
(Individual, Joint, Trust)

Fund name/Fund Number Invest is	T. Rowe Price OHA Private Credit Fund
purchased into:
Date of Birth:	N/A
Social Security Number :	N/A
Street Address:	201 Main Street, Suite 1250 Fort Worth, TX 76102
Fund Affiliation (Y/N):	Y
Amount of Shares/Class:	2,000,000
Cost Basis Value of Shares for Transfer:	$50,000,000
(What value did they purchase the shares for)
Dividend Election (DRIP or Cash - if Cash,	Cash
complete bank instructions below):
Bank Instructions for Cash Dividend
(Only need if elected Cash):
Bank Routing#:
Bank Account#:
Bank Name:
Bank Phone#:
Advisor Name:	Oak Hill Advisors, L.P.
Dealer/Branch/Rep Information: